Exhibit 99.1

US District Court Issues Ruling on Star Scientific Motion for Judgment as a Matter
of Law; Company to File Notice of Appeal to Federal Circuit Court

December 22, 2009 – Petersburg, Virginia – Star Scientific, Inc. (NASDAQ: CIGX) was notified yesterday that rulings had been entered by the US District Court for Maryland relating to the company’s patent infringement lawsuit against RJ Reynolds Tobacco Company (RJR). Star had filed a Motion for Judgment as a Matter of Law or, In the Alternative, A New Trial, following the June, 2009 jury verdict in favor of RJR. Last month RJR also filed a motion with the Court seeking attorneys’ fees in addition to a Bill of Costs. Star filed a motion to expedite the Court’s ruling on the Motion for Judgment immediately thereafter, noting that post-trial briefing had been completed as of September 1 and there was no reason to delay ruling and entry of judgment. That motion was granted as part of yesterday’s rulings.

The Court yesterday denied Star’s Motion for Judgment, entered final judgment and assessed customary court costs. The entry of judgment permits Star to file a notice of appeal to the US Court of Appeals for the Federal Circuit, and the company’s counsel expects to do so within the next 48 hours. The Court also stayed the proceedings regarding RJR’s motion for attorneys’ fees pending final resolution of the patent reexamination proceeding currently before the US Patent & Trademark Office, and the Federal Circuit appeal. As the company previously stated, it again has retained Carter G. Philips, Esq., managing partner of the Washington, DC office of Sidley Austin, to represent Star in its appeal. Mr. Philips successfully represented Star in its 2007 appeal of several District Court rulings in this patent infringement litigation.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Star Scientific, Inc. and its consolidated subsidiaries ( collectively, the “Company”) has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties and contingencies include, without limitation, the challenges inherent in new product development initiatives, the uncertainties inherent in the progress of scientific research, the Company’s ability to raise additional capital in the future necessary to maintain its business, potential disputes concerning the Company’s intellectual property, risks associated with litigation regarding such intellectual property, potential delays in obtaining any necessary government approvals of the Company’s low-TSNA tobacco products, market acceptance of the Company’s new smokeless tobacco products, competition from companies with greater resources than the Company, the Company’s decision not to join the Master Settlement Agreement (“MSA”), the effect of state statutes adopted under the MSA, and the Company’s dependence on key employees and on its strategic relationships with Brown & Williamson Tobacco Corporation in light of its combination with RJ Reynolds Tobacco Company, Inc. The impact of potential litigation, if initiated against or by individual states that have adopted the MSA, could be materially adverse to the Company.

Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. See additional discussion under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 16, 2009, and other factors detailed from time to time in the Company’s other filings with the SEC, available at www.sec.gov. All information in this release is current as of this date and the Company undertakes no obligation to update or advise upon any such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. See Star’s website at: http://www.starscientific.com

About Star Scientific

Star Scientific is a technology-oriented tobacco company with a toxin reduction mission. It is engaged in the development of dissolvable smokeless tobacco products that deliver fewer carcinogenic toxins (principally tobacco specific nitrosamines, or TSNAs), through the utilization of the innovative StarCured® tobacco curing technology, and in sublicensing that technology to others. Star Scientific has a Corporate and Sales Office in Petersburg, VA, an Executive, Scientific & Regulatory Affairs office in Bethesda, MD, and manufacturing facilities in Chase City, VA.

Contact:
Sara Troy Machir
Vice President, Communications & Investor Relations
smachir@starscientific.com
(301) 654-8300